Exhibit 99.1

Consumers Bancorp, Inc. Reports:

●	Net income increased by $115 thousand, or 5.5%, to $2.2 million for the nine-month period ended March 31, 2017 compared with same period last year
●	Total loans increased by $16.0 million, or an annualized 8.3%, for the nine-month period ended March 31, 2017

Minerva, Ohio— April 27, 2017 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $566 thousand for the third fiscal quarter of 2017 compared to $708 thousand for the same period last year. Earnings per share for the third fiscal quarter of 2017 were $0.21 compared to $0.26 for the same period last year.

For the nine months ended March 31, 2017, net income was $2.2 million compared to $2.1 million for the same period last year. Net income during the first three quarters of the 2017 fiscal year was positively impacted by a $514 thousand, or 5.0%, increase in net interest income which was primarily the result of a $19.0 million increase in average interest-earning assets from the prior year period. Fiscal year-to-date net income per share was $0.80 compared to $0.76 for the same period last year.

Assets at March 31, 2017 totaled $448.2 million, an increase of $17.8 million, or an annualized 5.5%, from June 30, 2016. Loans increased by $16.0 million, or an annualized 8.3%, and deposits increased by $20.2 million, or an annualized 7.8% for the nine-month period ended March 31, 2017.

“New commercial and residential loan production activity continues to increase as we move through the year. With fiscal year-to-date annualized loan and deposit growth of 8.3% and 7.8%, respectively, the bank’s asset mix continues to improve and the loan to deposit ratio is holding steady around 75%. While long-term market rates are fluctuating, the market trend has resulted in generally higher rates for new and repricing commercial loans,” stated Ralph J. Lober, President and Chief Executive Officer. He added that, “the bank has experienced retail and commercial deposit account activity from the announced expansion into Jefferson County. We expect new deposit account funding in this market to support future asset growth.”

Net interest income for the third fiscal quarter of 2017 increased by $81 thousand compared to the same period last year, with interest income increasing by $140 thousand and interest expense increasing by $59 thousand. The net interest margin was 3.64% for the quarter ended March 31, 2017, 3.62% for the quarter ended December 31, 2016 and 3.73% for the same period last year. The Corporation’s yield on average interest-earning assets was 3.91% for the three months ended March 31, 2017, a decline from 3.96% for the same period last year. The Corporation’s cost of funds increased to 0.39% for the three months ended March 31, 2017 from 0.32% for the same period last year.

Other income increased by $32 thousand for the three-month period ended March 31, 2017 primarily as a result of increases in debit card interchange income, gains from the sale of mortgage loans and earnings on bank owned life insurance.

Other expenses increased by $224 thousand, or 7.0%, for the third fiscal quarter of 2017 from the same period last year primarily as a result of increases in professional fees and debit card processing expenses.

Non-performing loans were $3.4 million at March 31, 2017, compared with $6.0 million at June 30, 2016 and $3.4 million at March 31, 2016. Non-performing loans decreased from June 30, 2016 primarily as a result of the full payoff of two loan relationships with a recorded investment of $3.0 million and due to a partial charge-off of $700 thousand related to a commercial real estate credit in which a specific valuation allowance was recorded in the prior fiscal year. The allowance for loan losses (ALLL) as a percent of total loans at March 31, 2017 was 1.24% and annualized net charge-offs to total loans were 0.35% for the nine-month period ended March 31, 2017 compared with an ALLL to loans ratio of 1.08% and an annualized net charge-off ratio of 0.10% for the same period last year.

Consumers provides a complete range of banking and other investment services to businesses and clients through its twelve full service locations and two loan production offices in Carroll, Columbiana, Jefferson, Stark, Summit and Wayne counties in Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: material unforeseen changes in the financial condition or results of Consumers National Bank’s customers; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; regional and national economic conditions becoming less favorable than expected, resulting in, among other things, a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed or debtors being unable to meet their obligations; an extended period in which market levels of interest rates remain at historical low levels which could reduce, or put pressure on our ability to maintain, anticipated or actual margins; competitive pressures on product pricing and services; pricing and liquidity pressures that may result in a rising market rate environment; and the nature, extent, and timing of government and regulatory actions.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc.

Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Month Period Ended		Nine Month Period Ended
Consolidated Statements of Income	March 31, 2017	March 31, 2016	March 31, 2017	March 31, 2016
Total interest income	$3,812	$3,672	$11,565	$10,950
Total interest expense	282	223	772	671
Net interest income	3,530	3,449	10,793	10,279
Provision for loan losses	255	130	531	414
Other income	768	736	2,413	2,193
Other expenses	3,415	3,191	10,027	9,534
Income before income taxes	628	864	2,648	2,524
Income tax expense	62	156	459	450
Net income	$566	$708	$2,189	$2,074
Basic and diluted earnings per share	$0.21	$0.26	$0.80	$0.76

Consolidated Statements of Financial Condition	March 31, 2017	June 30, 2016	March 31, 2016
Assets
Cash and cash equivalents	$12,230	$10,181	$14,138
Certificates of deposit in other financial institutions	4,166	5,906	5,170
Securities, available-for-sale	130,871	133,369	135,127
Securities, held-to-maturity	4,296	3,494	3,530
Federal bank and other restricted stocks, at cost	1,396	1,396	1,396
Loans held for sale	811	1,048	746
Total loans	272,325	256,278	246,194
Less: allowance for loan losses	3,371	3,566	2,663
Net loans	268,954	252,712	243,531
Other assets	25,453	22,284	22,235
Total assets	$448,177	$430,390	$425,873
Liabilities and Shareholders’ Equity
Deposits	$366,849	$346,648	$346,309
Other interest-bearing liabilities	35,236	36,410	32,269
Other liabilities	3,433	3,539	3,702
Total liabilities	405,518	386,597	382,280
Shareholders’ equity	42,659	43,793	43,593
Total liabilities and shareholders’ equity	$448,177	$430,390	$425,873

	At or For the Nine Month Periods Ended
Performance Ratios:	March 31, 2017	March 31, 2016
Return on Average Assets (Annualized)	0.67%	0.66%
Return on Average Equity (Annualized)	6.72	6.47
Average Equity to Average Assets	9.91	10.22
Net Interest Margin (Fully Tax Equivalent)	3.71	3.70

Market Data:
Book Value to Common Share	$15.66	$15.98
Dividends Paid per Common Share (YTD)	$0.36	$0.36
Period End Common Shares	2,724,956	2,727,383

Asset Quality:
Net Charge-offs to Total Loans (Annualized)	0.35%	0.10%
Non-performing Assets to Total Assets	0.76	0.81
ALLL to Total Loans	1.24	1.08